Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-198187, 333-197249, 333-197124, 333-193825, 333-190527, 333-157643, 333-132843, 333-138254, 333-129886, 333-129016 and 333-176395) on Form S-8, Registration Statements (Nos. 333-157123, 333-147391, and 333-174650) on Form S-3, and Registration Statements (Nos. 333-194938 and 333-190902) on Form S-4 of Fidelity National Financial, Inc. of our report dated June 27, 2017, with respect to the financial statements and supplemental schedule of Fidelity National Financial Group 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K as of and for the years ended December 31, 2016 and 2015.

/s/ Dixon Hughes Goodman LLP
Atlanta, Georgia
June 27, 2017